Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESCENT ENERGY OPCO LLC

DATED AS OF DECEMBER 7, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN CRESCENT ENERGY OPCO LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESCENT ENERGY OPCO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of December 7, 2021, by and among IE OpCo LLC, a Delaware limited liability company (the “Company”), Crescent Energy Company, a Delaware corporation (“PubCo”), Independence Energy Aggregator L.P., a Delaware limited partnership (“Isla Aggregator”), PT Independence Energy Holdings, LLC, a Delaware limited liability company (“PT Isla”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed by Independence Energy LLC, a Delaware limited liability company (“Isla”), as the Company’s sole member on June 3, 2021 pursuant to and in accordance with the Act;

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of the Company dated June 3, 2021, as such may have been amended, supplemented or modified from time to time (the “Existing LLC Agreement”);

WHEREAS, certain Persons that are a party to this Agreement, among others, previously entered into that certain Transaction Agreement, dated as of June 7, 2021 (the “Transaction Agreement”), pursuant to which, such Persons agreed that, among other things, PubCo would be admitted as the Managing Member of the Company in connection with the transactions contemplated thereby (the “Transactions”);

WHEREAS, pursuant to the Transaction Agreement, and as more fully described therein, (a) Isla distributed the Units in the Company held by it to Isla Aggregator and PT Isla, and Isla merged with and into the Company with the Company surviving the merger (the “Isla Merger”), (b) immediately thereafter, a corporate merger subsidiary of PubCo merged with and into Contango Oil & Gas Company, a Texas corporation (“Cabo”), with Cabo surviving the merger (the “First Merger”), (c) immediately thereafter, Cabo merged with and into a disregarded merger subsidiary of PubCo (the “Second Merger Sub”) with the Second Merger Sub surviving the merger as a wholly owned subsidiary of PubCo (the “Second Merger” and together with the First Merger, the “Mergers”), (d) immediately thereafter, PubCo contributed 100% of the equity interests in the Second Merger Sub to the Company in exchange for (i) a number of Units in the Company such that, after giving effect to such contribution and the Mergers, PubCo held a number of Units equal to the number of Class A Shares issued and outstanding immediately after giving effect to the transactions contemplated by the Transaction Agreement and (ii) other Equity Securities in the Company corresponding to the other Equity Securities in PubCo issued and outstanding immediately after giving effect to the transactions contemplated by the Transaction Agreement (other than the Class B Shares and the Series I Preferred Share), if any, and (d) PubCo then became the Managing Member of the Company;

WHEREAS, the Company is intended to be treated as a continuation of Isla pursuant to section 708(a) of the Code for U.S. federal income tax purposes;

WHEREAS, the Units owned by each of the Members immediately after the Transactions are set forth on Exhibit A; and

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement, which shall supersede and replace the Existing LLC Agreement in its entirety and become effective at the effective time of the Isla Merger.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account” means, with respect to any Member, (a) the Capital Account balance of such Member, plus (ii) such Member’s share of Member Minimum Gain or Company Minimum Gain (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

“Adjusted Capital Account Deficit” means, with respect to any Member the deficit balance, if any, in such Member’s Adjusted Capital Account at the end of any Fiscal Year or other taxable period, after crediting such Member’s Adjusted Capital Account for any amount such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Available Cash” means, at any time of determination, an amount equal to the cash held by the Company and its Subsidiaries, collectively, that is available for distribution to the Members, taking into account all covenants, restrictions on distributions and other obligations under any agreement to which the Company or any of its Subsidiaries is a party, including the covenants, terms and provisions of any Indebtedness Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act; provided that (i) Liberty Parent shall be deemed to beneficially own any securities owned directly or indirectly through PT Isla and (ii) Liberty Parent shall not be deemed to beneficially own any Class A Shares that are issuable in respect of the redemption or exchange pursuant to this Agreement of Class B Shares and Units otherwise beneficially owned by it.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.

“Business Opportunities Exempt Party” is defined in Section 7.4.

“Cabo” is defined in the preamble to this Agreement.

“Call Election Notice” is defined in Section 3.6(f)(ii).

“Call Right” is defined in Section 3.6(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by the Company to redeem Units for cash pursuant to Section 3.6(a)(iii) or an election by PubCo (or such designated member(s) of the PubCo Holdings Group) to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 3.6(f).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Shares trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a Class A Share on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Shares trade, as reported by Bloomberg, L.P., or its successor, for each of the 10 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date (the “VWAP”), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Shares; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a Public Offering (or if PubCo consummates a Public Offering to fund such Cash Election), an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per Class A Share sold to the public in such Public Offering (reduced by the amount of any Discount associated with such Class A Share), and (c) if the Class A Shares no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the Fair Market Value of one Class A Share, as determined by the Managing Member in Good Faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Class A Shares” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Shares” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest with respect to such taxes payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning of “partnership representative” set forth in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Company and its Subsidiaries for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, bank fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations,

(iii) depreciation, depletion and amortization, including the amortization of intangible assets established through purchase accounting and the amortization of deferred financing fees or costs,

(iv) Non-Cash Charges,

(v) restructuring charges, accruals or reserves or related charges,

(vi) exploration expense or costs,

(vii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or any of its Subsidiaries or net cash proceeds of an issuance of capital stock of the Company or any of its Subsidiaries,

(viii) to the extent covered by insurance and actually reimbursed, or, so long as the Company or its applicable Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption,

(ix) losses on asset dispositions, disposals or abandonments (other than asset dispositions, disposals or abandonments in the ordinary course of business),

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to clause (b) below for any previous period and not added back, and

(xi) with respect to any Person that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (g) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such Person corresponding to the Company and its Subsidiaries’ proportionate share of such Person’s Consolidated Net Income (determined as if such Person were a Subsidiary), less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDAX in any prior period),

(ii) gains on asset dispositions, disposals and abandonments (other than asset dispositions, disposals and abandonments in the ordinary course of business), and

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of Consolidated EBITDAX pursuant to clause (a) above for any previous period and not deducted, in each case, as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP; provided, that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDAX currency translation gains and losses, and

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDAX for any period any non-cash gain or loss attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Codification No. 815 and its related pronouncements and interpretations.

Notwithstanding the foregoing, the items specified in clause (a) above for any Subsidiary shall be added to Consolidated Net Income in calculating Consolidated EBITDAX only:

(1) in proportion to the percentage of the total equity interests of such Subsidiary held directly or indirectly by the Company; and

(2) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Subsidiary pursuant to its organization documents and each applicable Law, agreement or judgment applicable to such distribution;

unless and to the extent that the Company directly or indirectly incurs any such addback on behalf of such Subsidiary in an amount in excess of the amount described in clause (1) or (2).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any extraordinary, unusual or non-recurring charges and gains for such period (less all fees and expenses relating thereto), including any unusual or non-recurring operating expenses directly attributable to the implementation of cost-savings initiatives (including costs associated with the implementation or adoption of new financial reporting, accounting or information systems expected to result in cost savings), severance costs, relocation costs, signing costs, retention or completion bonuses, transition costs, costs related to the closure and/or consolidation of facilities and costs from curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance, incurrence or refinancing of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring acquisition costs incurred during such period as a result of any such transaction,

(d) any net after-tax effect on income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than hedge Indebtedness),

(e) any unrealized income (or loss) for such period attributable to hedges or other derivative instruments,

(f) accruals and reserves established or adjusted, or other charges required as a result of, the adoption or modification of accounting policies during such period, and

(g) any net income (or loss) for such period of any Person (other than the Company) that is not a Subsidiary or that is accounted for by the equity method of accounting; provided, that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually received by the Company or a Subsidiary in cash or cash equivalents from any such Person.

There shall be excluded from Consolidated Net Income for any period (i) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Subsidiaries), as a result of any acquisition consummated prior to the Effective Date and (ii) the net income (but not loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that the Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash equivalents) to the Company in respect of such period, to the extent not already included therein.

“Consolidated Total Debt” means, as of any date of determination, (a) all Indebtedness of the Company and its Subsidiaries on a consolidated basis (other than intercompany Indebtedness owing to the Company or any of its Subsidiaries, and, in the case of clause (c) of the definition of “Indebtedness,” only to the extent of any unreimbursed draws under any letter of credit), in each case actually owing by the Company or any of its Subsidiaries on such date and to the extent appearing on the balance sheet of the Company determined on a consolidated basis in accordance with GAAP (provided, that the amount of any capitalized lease obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate cash and Permitted Investments included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company and its Subsidiaries at such date, in an amount, solely with respect to Subsidiaries that are subject to a credit facility, not to exceed the aggregate of the maximum amount of cash and cash equivalents excluded from the calculation of “Consolidated Total Debt” (or similar definition or related provision) in each of the Company‘s and its Subsidiaries’ respective credit facilities in effect and as may be amended, modified or amended and restated from time to time.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“Contribution Agreement” means that certain Contribution Agreement, dated as of July 19, 2020, by and among Liberty Energy Holdings, LLC, the KKR Member, the Company, the Liberty Member and, solely for the purposes of Section 11.21 therein, EIGF Aggregator LLC, EIGF Aggregator II LLC, KKR Upstream Associates LLC and TE Drilling Aggregator LLC.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.2(a).

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of any member of the PubCo Holdings Group.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions, including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of any Public Offering.

“DJ Basin Assets” means non-operated working interest assets located in Broomfield, Boulder and Weld Counties, Colorado, and governed under that certain Second Amended and Restated Carry and Earning Agreement dated as of June 30, 2016, but effective as of June 1, 2016, by and between Crestone Peak Resources Holdings LLC, successor in interest to Encana Oil & Gas (USA) Inc., and PT Energy LLC (f/k/a Liberty Energy, LLC), in each case that was contributed by PT Independence Energy Holdings LLC to Independence Energy LLC pursuant to that certain Contribution Agreement, dated as of July 19, 2020 by and among Liberty Energy Holdings, LLC, Independence Energy Aggregator L.P., Independence Energy LLC, PT Independence Energy Holdings LLC and, solely for the purposes of Section 11.21 therein, EIGF Aggregator LLC, EIGF Aggregator II LLC, KKR Upstream Associates LLC and TE Drilling Aggregator LLC.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” means the date of the closing of the Transactions.

“EIGF I” means KKR Energy Income and Growth Fund I L.P. and the parallel vehicles or alternative vehicles relating thereto.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“First Merger” is defined in the preamble to this Agreement.

“Fiscal Quarter” means each of the calendar quarters ending on the last day of March, June, September and December of each Fiscal Year, unless, the Fiscal Year does not end on December 31, in which case the Fiscal Quarter shall be the four quarterly periods with respect to such Fiscal Year. The Company shall have the same fiscal quarter for U.S. federal income tax purposes and for accounting purposes.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any U.S. federal, national, supranational, state, provincial, local, non-U.S. or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, such asset’s Adjusted Basis for U.S. federal income tax purposes (which, in the case of any Depletable Property, shall be determined pursuant to Treasury Regulations Section 1.613A-3(e)(3)(iii)(c)), except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)

the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross

Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties to properly reflect any change in the Fair Market Value of such noncompensatory options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)

the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)

if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Simulated Depletion, and other items allocated pursuant to Article IV.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the amounts payable under all letters of credit issued and outstanding for the account of such Person, ignoring any undrawn amounts thereof, and (d) the principal component of all obligations of such Person under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, (for the avoidance of doubt) that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and

(v) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or any of its Subsidiaries.

“Interest” means the entire interest of a Member in the Company, including the Units, and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“KKR Balance Sheet Holders” means, collectively, KKR & Co Inc. and any of its direct and indirect subsidiaries.

“KKR Group” means, collectively, KKR, the KKR Member, EIGF I, Isla, Independence Energy Aggregator L.P. and their respective Affiliates. Notwithstanding anything herein to the contrary, the KKR Group does not include any member of the PubCo Holdings Group or the Liberty Member.

“KKR Exempt Parties” means (i) KKR Energy Income and Growth Fund I L.P., KKR Energy Income and Growth Fund I ESC L.P., KKR Energy Income and Growth Fund I SBS L.P., KKR Energy Income and Growth Fund I-TE L.P., KKR-Yanchang Global Energy Fund AIV-1 L.P., KKR Energy Investors Blocker I L.P., and KKR Principal Opportunities Partnership (Domestic) L.P., (ii) KKR & Co. Inc., KKR Holdings L.P. and KKR Associates Holdings L.P., (iii) KKR Natural Resources I L.P., KKR Natural Resources Fund I-A L.P., KKR Natural Resources SBS QP L.P., KKR Natural Resources SBS L.P., KKR Partners III L.P., KKR PIP Investments L.P., KKR IUH Investors L.P., KKR Renee Co-Invest L.P., KKR Palo Verde Co-Invest L.P., KKR Venado EF Co-Invest L.P. and any aggregator formed to indirectly hold the interests in the Company issued solely to such Persons in exchange for their asset-level coinvestment in Subsidiaries of the Company and (iv) any direct or indirect owner of a Person referenced in clauses (i), (ii) or (iii) of this definition.

“KKR Manager” means KKR Energy Assets Manager LLC, a Delaware limited liability company.

“KKR Member” means Isla Aggregator and any other Person that is part of the KKR Group that becomes a Member in accordance with this Agreement; provided, that whenever a consent or approval is required by the KKR Member hereunder, such consent or approval shall be deemed given if such consent or approval is given by any Member that is a member of the KKR Group.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.9.

“Leverage Ratio” means, as of any date of determination, with respect to the Company and its Subsidiaries taken as a whole, the ratio of (a) the Consolidated Total Debt as of the last date of the Fiscal Quarter most recently ended on or prior to such date of determination to (b) the Consolidated EBITDAX for the four-Fiscal Quarter period most recently ended on or prior to such date.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liberty Directors” means any director designees of PT Isla appointed pursuant to any written agreement by and between PT Isla and Independence Energy Aggregator GP LLC.

“Liberty Member” means the member of the Company through which Liberty Parent holds a majority of its Units, which as of the date hereof is PT Isla.

“Liberty Parent” means Liberty Mutual Insurance Co.

“Liquidating Event” is defined in Section 10.1.

“Management Services Agreement” is defined in the Transaction Agreement.

“Managing Member” means PubCo, subject to Section 6.4, in its capacity as sole managing member of the Company.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption Date” is defined in Section 3.6(g).

“Minority Member Redemption Notice” is defined in Section 3.6(g).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Non-Cash Charges” means, without duplication, (a) losses on non-ordinary course asset dispositions, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities pursuant to GAAP, including ceiling test writedowns, (c) all losses from investments recorded using the equity method, (d) stock-based, partnership interest-based or similar incentive-based awards or arrangements, compensation expense or costs, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, (e) the non-cash impact of purchase accounting and the non-cash impact of accounting changes or restatements, (f) the accretion of discounted liabilities and (g) other non-cash charges (including reserve impairments) (provided, that if any non-cash charges referred to in this clause (g) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-PubCo Sharing Percentage” means (a) 1.0 minus (b) the PubCo Sharing Percentage.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final, temporary or, to the extent taxpayers are permitted to rely upon them, proposed Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Permitted Investments” means:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either Standard & Poor’s Corporation (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”) (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Proceeding” is defined in Section 6.2(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)

any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)

if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d)

gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)

gain resulting from any disposition of Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f)

in lieu of the depreciation, amortization and other cost recovery deductions (excluding depletion) taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g)

to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h)

any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PT Isla LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of PT Isla, dated on or around the date hereof, by and among PT Isla and the members party thereto.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Certificate of Incorporation” means the Certificate of Incorporation of PubCo, dated on or around the date hereof, as the same may be amended, supplemented or restated from time to time.

“PubCo Holdings Group” means PubCo and each Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo LTIP” means PubCo’s 2021 Manager Incentive Plan, which as of the date hereof authorizes the issuance pursuant to such plan of up to 10% of the outstanding Class A Shares to the KKR Balance Sheet Holders, as the same may be amended, supplemented or restated from time to time, and any other long-term incentive plan of PubCo in effect from time to time.

“PubCo LTIP Issuance” is defined in Section 3.1(f).

“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares and the Class B Shares.

“PubCo Sharing Percentage” means a fraction, expressed as a decimal, the numerator of which is the total number of Units held by PubCo as of the relevant date of determination and the denominator of which is the total number of Units issued and outstanding as of the relevant date of determination.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Qualifying Owners” means Isla Aggregator, PT Isla and any of their respective Affiliates.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(h)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeemed Units” is defined in Section 3.6(a)(ii)(A).

“Redeeming Member” is defined in Section 3.6(a).

“Redemption” is defined in Section 3.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is five (5) Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten (10) Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 3.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 3.6(a)(ii).

“Redemption Notice Date” is defined in Section 3.6(a)(ii).

“Redemption Right” is defined in Section 3.6(a)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the transactions contemplated by the Transaction Agreement.

“Regulatory Allocations” is defined in Section 4.2(j).

“Retraction Notice” is defined in Section 3.6(b)(i).

“Second Merger” is defined in the preamble to this Agreement.

“Second Merger Sub” is defined in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Series I Preferred Share” means, as applicable, (a) the preferred shares, par value $0.01 per share, designated as the “Series I Preferred Stock” (as defined in the PubCo Certificate of Incorporation), of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any share or other security of PubCo or any other Person or cash or other property that become payable in consideration for the Series I Preferred Share or into which the Series I Preferred Share is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Sharing Percentage” means, with respect to any Member, a fraction, expressed as a percentage, the numerator of which is the total number of Units held by such Member as of the relevant date of determination and the denominator of which is the total number of Units issued and outstanding as of the relevant date of determination (other than any Units held by any member of the PubCo Holdings Group).

“Simulated Basis” means the Gross Asset Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) and in the manner specified in the Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Target Leverage Ratio” means a Leverage Ratio of 2.0.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Offset” is defined in Section 9.5(c).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” is defined in the recitals to this Agreement.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided, that, a “Transfer” shall not include the sale, assignment or transfer of any equity interests in, in each case, other than the Company and its Subsidiaries, (a) any Affiliate of Isla Aggregator; provided, that the majority of the assets of such Person (determined by value) do not consist, directly or indirectly, of Units, (b) any

Affiliate of PT Isla; provided, that the majority of the assets of such Person (determined by value) do not consist, directly or indirectly, of Units, (c) the KKR Exempt Parties, (d) any Affiliate of the Liberty Member; provided, that the majority of the assets of such Person (determined by value) do not consist, directly or indirectly, of Units, (e) any non-Affiliate of a Member or (f) the Liberty Member to the extent such transfer is permitted by the terms of the organizational documents of the Liberty Member. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 3.6(a)(ii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued pursuant to the Transaction Agreement or pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“VWAP” is defined in the definition of “Cash Election Amount.”

“Winding-Up Member” is defined in Section 10.3(a).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is disjunctive and is not exclusive;

(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(h)

references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;

(i)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(j)

whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “Crescent Energy OpCo LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Managing Member may designate from time to time.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1 Authorized Equity Securities; General Provisions With Respect to Equity Securities.

(a)

Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit and other Equity Security may be issued pursuant to such agreements as the Managing Member shall approve. The Company may reissue any Units or other Equity Securities that have been repurchased or acquired by the Company.

(b)	Except to the extent explicitly provided otherwise herein (including pursuant to Section 3.3), each outstanding Unit shall be identical.

(c)

Initially, none of the Units or other Equity Securities will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units or other Equity Securities, certificates will be issued and the Units or other Equity Securities will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units or other Equity Securities for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units or other Equity Securities except as otherwise permitted under this Agreement.

(d)

The total number of Units and other Equity Securities issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Units or other Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(h), in each case, in accordance with the terms of this Agreement.

(e)

Subject to Section 3.1(f), if, at any time after the Transactions, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares and Series I Preferred Shares), (i) one or more members of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued; provided, however, that if PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition as required pursuant to Section 3.6(a)(iii). For the avoidance of doubt, if PubCo issues any Class A Shares or other Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then the PubCo Holdings Group shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells an equal number of newly issued Class A Shares to another Person, and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any Equity Security outstanding at PubCo is exercised or otherwise converted or exchanged and, as a result, any Class A Shares or other Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted or exchanged, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (2) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

(f)

If, at any time after the Transactions, PubCo issues one or more Class A Shares to KKR Manager in connection with the vesting of any Equity Security or the exercise of any option granted pursuant to the PubCo LTIP (any such issuance, a “PubCo LTIP Issuance”), in addition to any issuance of Units to PubCo pursuant to Section 3.1(e), concurrently and automatically each Member other than PubCo shall be issued, on a pro rata basis based on relative ownership of Units held by the Members other than the members of the PubCo Holdings Group, (i) by the Company a number of Units equal to (A)(x) the number of Class A Shares issued to KKR Manager in connection with such vesting divided by (y) the PubCo Sharing Percentage, multiplied by (B) the Non-PubCo Sharing Percentage and (ii) by PubCo, a corresponding number of Class B Shares.

(g)

No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (i) any Class A Shares unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.6, any Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Class A Shares or other Equity Securities of PubCo consists (in whole or in part) of Class A Shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner. Except for any redemption of Units for Class A Shares pursuant to Section 3.6 or for any redemption of Units pursuant to Section 3.1(i), in connection with any redemption or repurchase of Units by the Company for cash or, in the case of any redemption from a Member that is not a member of the PubCo Holdings Group, any other consideration other than Class A Shares (other than a redemption or repurchase of Units held by the Liberty Member for cash or a redemption or repurchase of Units in connection with repurchases of Class A Shares from any Person other than the KKR Manager or its Affiliates under any benefits plan), the Company shall, within ten Business Days of the closing of such redemption or repurchase, make an offer to the Liberty Member to redeem or repurchase a number of Units held by the Liberty Member equal to the Repurchase Percentage of the total number of Units then held by the Liberty Member, at a price per unit equal to the price paid and for the same form of consideration paid by the Company in connection with such redemption or repurchase and the Liberty Member shall have the right to accept such offer within fifteen Business Days of receipt of such offer. For purposes of this Section 3.1(g), “Repurchase Percentage” shall mean a fraction, expressed as a percentage, the numerator of which is the total number of Units redeemed or repurchased by the Company as of the relevant date of determination and the denominator of which is (x) if such triggering redemption is of Units held by a Member other than any member of the PubCo Holdings Group, the total number of Units issued and outstanding as of the relevant date of determination (other than any Units held by any member of the PubCo Holdings Group) and (y) if such triggering redemption is of Units held by any member of the PubCo Holdings Group, the total number of Units issued and outstanding as of the relevant date of determination.

(h)

The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units or other Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the related outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(j), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the related outstanding Units or other Equity Securities of the Company (if any), with corresponding changes made with respect to any other exchangeable or convertible securities.

(i)

Notwithstanding any other provision of this Agreement, the Company may redeem Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person; provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(j)

Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, PubCo may, in its sole discretion:

(i)

contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and distribute to the holders of Class A Shares Class A Shares (if the Company issues Units to PubCo) or such other Equity Security of PubCo (if the Company issues Equity Securities of the Company other than Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company issued, or

(ii)

use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Units and Class A Shares, as PubCo (in its capacity as Managing Member) in Good Faith determines to be fair and reasonable to the shareholders and other equityholders of PubCo and to the Members to preserve the intended economic effect of this Section 3.1, Section 3.6 and the other provisions hereof.

(k)

Upon any redemption, repurchase, exchange or other acquisition and/or cancellation by, or forfeiture to, the Company of Units held by any Person (other than as a result of any restructuring where substantially similar interests are issued to the holders of Units), an equal number of Class B Shares held by such Person shall be automatically forfeited and cancelled for no consideration.

Section 3.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3 Capital Contributions; Unit Ownership.

(a)

Capital Contributions. Except as otherwise set forth in Section 3.1(e) with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(b)

Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the sole discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 3.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). The Gross Asset Value of the assets contributed on the Effective Date to the Company by the members of the PubCo Holdings Group shall be calculated by reference to the volume-weighted average sale price of the Class A Shares (as quoted on the exchange on which the Class A Shares are then listed) on the Effective Date, and the adjustment to the Gross Asset Value of the other assets held by the Company on the Effective Date pursuant to clause (b) of the definition of Gross Asset Value shall be derived by reference to the Gross Asset Value of such assets. If a Transfer of Units is made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(a)(iv)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.5 Other Matters.

(a)

No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)

No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.7, the Management Services Agreement or as otherwise contemplated by this Agreement.

(c)

The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)

Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6 Redemption of Units.

(a)	Redemption Right.

(i)

Upon the terms and subject to the conditions set forth in this Section 3.6, each of the Members (other than the members that are part of the PubCo Holdings Group) (each such Member, a “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares) for an equivalent number of Class A Shares (a “Redemption”) or, at the Company’s election made in accordance with Section 3.6(a)(iii), cash equal to the Cash Election Amount calculated with respect to such Redemption (referred to herein as the “Redemption Right”). Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be (A) required to redeem at least a number of Units equal to the lesser of 637,682 Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) and all of the Units then held by such Redeeming Member and (B) permitted to effect a Redemption of Units no more frequently than once per calendar quarter. Notwithstanding the foregoing, and subject to Section 3.6(j), a Redeeming Member may exercise its Redemption Right (x) with respect to at least 1,275,365 Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time and (y) with respect to any of the then-held Units of such Member if such Redemption Right is exercised in connection with a valid exercise of such Member’s rights to have the Class A Shares issuable in connection with such Redemption to participate in an offering of securities pursuant to the Registration Rights Agreement; provided, that in the event the Managing Member consents to allow a Redemption of a lesser amount, the Liberty Member shall also be allowed to initiate a Redemption in an amount equal to or greater than such lesser amount. Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)

In order to exercise the Redemption Right under Section 3.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Units the Redeeming Member elects to have the Company redeem (the “Redeemed Units”);

(B)	if the Class A Shares to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the Class A Shares are to be issued;

(C)

whether the exercise of the Redemption Right is to be contingent (including as to timing) upon the closing of a Public Offering of the Class A Shares for which the Units will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)

if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day, provided that any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

Notwithstanding anything to the contrary in this Agreement, (i) other than a Redemption, PT Isla shall not be entitled to Transfer any Units or Class B Shares (or Class A Shares delivered upon the exercise of PT Isla’s Redemption Right) prior to the six-month anniversary of the Effective Date and (ii) Isla Aggregator shall not be entitled to Transfer any Units or Class B Shares (or Class A Shares delivered upon the exercise of Isla Aggregator’s Redemption Right) prior to (A) with respect to any portion of such Units, Class B Shares and Class A Shares attributable to the indirect ownership of the KKR Balance Sheet Holders, the twelve-month anniversary of the Effective Date and (B) with respect all other Units, Class B Shares and Class A Shares held by Isla Aggregator, the six-month anniversary of the Effective Date (as applicable with respect to any Person, the “Lock-Up Period”). The Members acknowledge and agree that, during the Lock-Up Period, this provision shall expressly survive to the extent any Member ceases to be such and shall be enforceable against such former Member in all respects. Any waiver or amendment of this paragraph shall require the approval of a majority of the Independent Directors (as defined in the PubCo Certificate of Incorporation).

If the Redeemed Units (or the Class B Shares to be transferred and surrendered) are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or Class B Shares) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units and any certificate for Class B Shares (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iii)

Upon receipt of a Redemption Notice, the Company shall be entitled to elect to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of Class A Shares that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 1:00 p.m., Houston time, on or prior to the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(iv)

For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company, and PubCo (and any other member of the PubCo Holdings Group, as applicable), agrees to treat (A) each Redemption, to the extent that PubCo or another member of the PubCo Holdings Group contributes to the Company the consideration the Redeeming Member is entitled to receive pursuant to Section 3.6(b)(ii), and (B) in the event PubCo or another member of the PubCo Holdings Group exercises its Call Right, each transaction between the Redeeming Member and PubCo or such other member of the PubCo Holdings Group, as a sale of such Redeeming Member’s Units (together with the same number of Class B Shares) to PubCo or such other member of the PubCo Holdings Group in exchange for Class A Shares or cash, as applicable. For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company, and PubCo (and any other member of the PubCo Holdings Group, as applicable), agrees to treat each Redemption, to the extent PubCo or another member of the PubCo Holdings Group does not contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i) and does not exercise its Call Right, as a distribution by the Company to the Redeeming Member.

(v)

Notwithstanding anything herein to the contrary, in the event of concurrent or substantially concurrent Redemptions by the Liberty Member, on the one hand, and any KKR Member, on the other hand, if the Company or PubCo exercises its Cash Election with respect to such Redemptions by either Member, it shall exercise its Cash Election with respect to such Redemptions by the other Member.

(b)	Redemption Mechanics.

(i)

Subject to the satisfaction of any contingency described in Section 3.6(a)(ii)(C) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver more than one Retraction Notice in any calendar quarter. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s (and, as applicable, any other member of the PubCo Holdings Group’s) rights and obligations arising from the retracted Redemption Notice.

(ii)

Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 3.6(b)(i) or PubCo (or such designated member(s) of the PubCo Holdings Group) has elected its Call Right pursuant to Section 3.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Redeemed Units (and a corresponding number of Class B Shares) to the Company, in each case free and clear of all liens and encumbrances, (B) unless, in the event of a Cash Election by the Company, the Company in its discretion elects to fund any part of the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i) without a contribution from PubCo or another member of the PubCo Holdings Group, PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i) and, as described in Section 3.1(e), the Company shall issue to PubCo (or such designated member(s) of the PubCo Holdings Group) a number of Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i), and (z) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 3.6(b) and the number of Redeemed Units, and (D) PubCo shall cancel the surrendered Class B

Shares. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, the PubCo Holdings Group shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any Discount) from the sale by PubCo of a number of Class A Shares equal to the number of Redeemed Units to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount.

(c)

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction, including pursuant to a merger or consolidation, pursuant to which the Class A Shares are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(h)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(j), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution, or (B) any such distribution of Indebtedness or assets, in either case (A) or (B) received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the Class A Shares or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(d)

PubCo shall at all times keep available out of its authorized but unissued shares, solely for the purpose of issuance upon a Redemption, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the PubCo Holdings Group). PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act). In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(e)

The issuance of Class A Shares upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo (or such designated member(s) of the PubCo Holdings Group) the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. Each of the Company and any member of the PubCo Holdings Group shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Member agrees to indemnify the Company and the PubCo Holdings Group with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. Prior to making such deduction or withholding, the Company shall give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Shares, the relevant withholding party shall be treated as having sold such Class A Shares on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

(f)	Call Right.

(i)

Notwithstanding anything to the contrary in this Section 3.6, a Redeeming Member shall be deemed to have offered to sell its Redeemed Units to each member of the PubCo Holdings Group, and PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 3.6(f), elect to purchase directly and acquire such Units (together with the surrender and delivery of the same number of Class B Shares) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of Class A Shares the Redeeming Member (or its designee) would otherwise receive pursuant to Section 3.6(a)(i) or, at the election of PubCo (or such designated member(s) of the PubCo Holdings Group), an amount of cash equal to the Cash Election Amount of such Class A Shares (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of Class B Shares to PubCo for cancellation). PubCo (or such designated member(s) of the PubCo Holdings Group) shall be treated for all purposes of this Agreement as the owner of such Units; provided, that if the Cash Election Amount is funded other than through the issuance of Class A Shares, such Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(ii)

PubCo (or such designated member(s) of the PubCo Holdings Group) may, at any time prior to the Redemption Date, in its sole discretion, deliver a written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by the applicable member of the PubCo Holdings Group at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 3.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if a member of the PubCo Holdings Group had not delivered a Call Election Notice.

(g)

In the event that (i) the Members (other than members of the PubCo Holdings Group) beneficially own, in the aggregate, less than 5% of the then outstanding Units and (ii) the Class A Shares are listed or admitted to trading on a National Securities Exchange, PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) shall have the right, in its sole discretion, to require all Members (other than members of the PubCo Holdings Group) to effect a Redemption of all, but not less than all, of the Units held by all of the Members (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(g). PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) shall deliver written notice to the Company and all of the Members (other than members of the PubCo Holdings Group) of its intention to exercise its Redemption Right pursuant to this Section 3.6(g) (a “Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding Class B Shares) held by such Member that PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 3.6(g) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (i) the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) on the Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) of all of the Members to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption.

(h)

No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Redeemed Units pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Redeemed Units by the Company from such Redeeming Member and on Class A Shares received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(i)

Any Units acquired by the Company under this Section 3.6 and transferred by the Company to any member of the PubCo Holdings Group shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, the applicable member(s) of the PubCo Holdings Group shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 3.6 in connection with any Redemption).

(j)

The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines in Good Faith such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member (or group of Members) to redeem all of its (or their) Units pursuant to the Redemption Right to the extent it determines in Good Faith that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member (or group of Members) requiring such Redemption, such Member (or group of Members) shall exchange, subject to exercise by PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) of the Call Right pursuant to Section 3.6(f)(i), all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.6 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1 Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.5, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2 Special Allocations. The following allocations shall be made in the following order:

(a)

Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)

Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)

Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)

Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)

Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)

Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)

If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)

Simulated Depletion for each Depletable Property, and Simulated Loss for Depletable Property upon the disposition of such Depletable Property, shall be allocated among the Members in proportion to their shares of Simulated Basis in such Depletable Property.

(j)

The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(k)

Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as determined in Good Faith by the Managing Member.

Section 4.3 Allocations for Tax Purposes in General.

(a)

Except as otherwise provided in this Section 4.3 or Section 4.4, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.

(b)

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s Adjusted Basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that, in making such determination with respect to the properties contributed in the Transactions and adjustments occurring as a result of the Transactions, the Managing Member intends to use reasonable best efforts to minimize the U.S. federal cash tax obligations of the PubCo Holdings Group in a manner that is not materially different for the Liberty Member as compared to the KKR Member; provided further, with respect to any difference between the Gross Asset Value and the Adjusted Basis of the properties treated as contributed pursuant to the Contribution Agreement to the Company (as the continuation of Isla for U.S. federal income tax purposes) on the date of such contribution and for which the “remedial method” under Treasury Regulations Section 1.704-3(d) has been elected, (i) the “remedial method” shall be applied and (ii) to the extent that any such properties include partnership interests, the “remedial method” looking through to the underlying properties in the contributed partnership interests shall be applied.

(c)

Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d)	Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)

Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement

(f)

If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4 Income Tax Allocations with Respect to Depletable Properties.

(a)

Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such U.S. federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted U.S. federal income tax basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the U.S. federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

(b)

For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(c)

The allocations described in this Section 4.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Managing Member may authorize special allocations of U.S. federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 4.3(b). The provisions of this Section 4.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)

Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. To assist the Members and their direct and indirect owners in computing their depletion allowances and maintaining the information required pursuant to this Section 4.4(d), the Company shall provide any and all information, including well-specific information to the extent such information is available to the Company, upon the reasonable request of a Member. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto. When reasonably requested by a Member, the Company shall provide all available information needed by such Member to comply with the record keeping requirements of this Section 4.4(d) and other applicable tax reporting obligations.

Section 4.5 Other Allocation Rules.

(a)

The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)

The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, Section 4.3, and Section 4.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines in Good Faith that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, Section 4.3, or Section 4.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)

All items of income, gain, loss, deduction and credit allocable to an interest in the Company that is Transferred shall be allocated between the Transferor and the Transferee in accordance with a method reasonably determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)

The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined in Good Faith by the Managing Member.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions.

(a)

Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with the number of Units owned by each Member as of the close of business on such record date (provided that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis); provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.3(b)(iii); and provided further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)

Distribution Policy. Notwithstanding anything to the contrary in this Section 5.1, subject to applicable Law, the Managing Member shall cause the Company, within 90 days following the end of each calendar quarter, to make distributions of Available Cash to the Members in accordance with this Agreement in an aggregate amount (for the avoidance of doubt, taking into account all distributions by the Company to the Members in respect of such period, including in respect of the Management Services Agreement and pursuant to Section 5.2) equal to at least (i) if the Leverage Ratio as of the date of such distribution is below the Target Leverage Ratio, 10% of Consolidated EBITDAX in respect of such calendar quarter and (ii) if the Leverage Ratio as of the date of such distribution is at or above the Target Leverage Ratio, 5% of Consolidated EBITDAX in respect of such calendar quarter; provided, that the Company shall not be obligated to make any distributions pursuant to this Section 5.1(b) in excess of Available Cash as of such time.

(c)

Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(d)

Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.

Section 5.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, including an Indebtedness Agreement, make distributions out of legally available funds to all Members on a pro rata basis, in accordance with the number of Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary (taking into account any distributions reasonably expected to be made pursuant to Section 5.1(a) (including as a result of the application of Section 5.1(b)), but only to the extent reasonably contemporaneously with such tax-related distribution), to enable the PubCo Holdings Group to timely satisfy any and all U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes payable by the PubCo Holdings Group as a result of an election under Section 6226(a) of the Code or otherwise, but excluding any obligations to remit any withholdings withheld from payments to third parties) owed by the PubCo Holdings Group, in the aggregate.

Section 5.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.1 The Managing Member; Fiduciary Duties.

(a)

PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided for in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in the sole discretion without the consent of any other Member, and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)

Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members further acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 6.2 Indemnification; Exculpation.

(a)

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under the Existing LLC Agreement, or is a Member, or acting as the Managing Member or Company Representative of the Company or, while being a person entitled to indemnification under the Existing LLC Agreement, a Member, or acting as the Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure or omission of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person engaged in bad faith, fraud or willful misconduct. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.

(b)

Notwithstanding that a Covered Person may have certain rights to indemnification and/or advancement of expenses provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to an advancement of expenses or indemnification set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to such indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary); and (ii) shall be required to advance the full amount of expenses incurred by such indemnitee and shall be liable for the full amount of all liabilities, without regard to any rights such indemnitee may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any proceeding for which such indemnitee has sought an advancement of expenses or indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Company.

(c)

The indemnification provided by this Section 6.2(c) shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, insurance, pursuant to any vote of the Members entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Covered Person’s capacity with respect to the Company and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity. This Section 6.2(c) shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Covered Persons.

(d)

Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person engaged in bad faith, fraud or willful misconduct.

(e)

Notwithstanding anything to the contrary in this Section 6.2, the Company shall have no obligation to indemnify a Covered Person for such Covered Person’s share of Taxes imposed as a result of the Managing Member’s election under Section 9.2(a)(iv).

Section 6.3 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.4 Resignation or Termination of Managing Member. PubCo (or its successor, as applicable) shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.4. No termination or replacement of PubCo (or its successor, as applicable) as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo

(or its successor, as applicable) to comply with all of PubCo’s or such member’s obligations under this Agreement (including its obligations under Section 3.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all of the Managing Member’s obligations under this Agreement.

Section 6.5 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.6 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall amend this Agreement in compliance with Section 11.1, and enter into supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the Redemption Right of holders of Units set forth in Section 3.6 provide that each Unit (together with the surrender and delivery of one Class B Share) that remains outstanding immediately following such Reclassification Event is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event, and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement, unless immediately following consummation of such Reclassification Event the Company is wholly-owned by PubCo (or its successor in such Reclassification Event) and its Affiliates.

Section 6.7 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company or its Subsidiaries (including expenses that relate to the business and affairs of the Company or its Subsidiaries and that also relate to other activities of the Managing Member or any other member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of the PubCo Holdings Group, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs, provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group or any obligation of any member of the PubCo Holdings Group under the Management Services Agreement.

Section 6.8 DJ Basin Assets. Notwithstanding anything herein to the contrary, for so long as the Liberty Member holds any Units, the Company and its Subsidiaries may not, at any time prior to August 18, 2025, dispose of all or any portion of the DJ Basin Assets without the prior written consent of the Liberty Member.

ARTICLE VII

ROLE OF MEMBERS

Section 7.1 Rights or Powers.

(a)

Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)

The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 7.2 Voting.

(a)

Meetings of the Members may be called upon the written request of the Managing Member or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)

Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by the Managing Member or such individual Person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4 Investment Opportunities.

(a)

To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Section 7.5 Certain Rights. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries may not take, or agree or commit to take, any of the following actions without the approval of the Liberty Member:

(a)

making any material U.S. federal income tax election by the Company or any of its Subsidiaries, allocating nonrecourse liabilities or taking any other action with respect to the tax matters of the Company or any of its Subsidiaries, in each case, that would reasonably be expected to have a material, disproportionate and adverse tax impact on the Liberty Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.1 Restrictions on Transfer.

(a)

Except as provided in Section 3.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion (except that such consent shall not be unreasonably withheld in the event of a Transfer to an Affiliate, unless such Transfer is subject to any restrictions set forth in the organizational documents of a Member); provided, that, to the extent that the Managing Member determines in Good Faith that a proposed transfer would not have any of the effects contemplated by Section 8.1(b), then the Managing Member will not withhold its consent to a Transfer by the Liberty Member to the extent the Liberty Member Transfers at least 2% of the then-outstanding Units to a single Person. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Article VIII, involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such Transfer, which consent shall be granted or withheld in the Managing Member’s sole discretion. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that in no circumstance may Class B Shares be Transferred unless a corresponding number of Units are Transferred to the same Person and in no circumstance may Units may be Transferred unless a corresponding number of Class B Shares are also Transferred to the same Person.

(b)

In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests or Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests or Equity Securities in the Company; (ii) if the Managing Member determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of

Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or Equity Securities issued upon any exchange of such Interests or Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

(c)

A Member making a Transfer permitted by this Agreement shall (i) at least five (5) Business Days before such Transfer, deliver to the Company an affidavit of non-foreign status with respect to such Member that satisfies the requirements of Section 1446(f)(2) of the Code, or (ii) contemporaneously with the Transfer, cause the Transferee to properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.2 Transferee Members. A Transferee of Interests or Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other reasonable representations as reasonably requested by the Managing Member, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (d) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 8.3 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CRESCENT ENERGY OPCO LLC DATED AS OF DECEMBER 7, 2021, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Section 8.4 Tag-Along Rights.

(a) Except as provided in the PT Isla LLC Agreement (in connection with a transfer to a Tag Holding Company (as defined in the PT Isla LLC Agreement) thereunder), if the KKR Member (the “Tag Seller”) desires to effect a Transfer of any Units to a Person that is not an Affiliate of the Tag Seller (such Transferee, the “Tag-Along Transferee,” and such Transfer, a “Tag Sale”), then at least 15 days prior to the closing of such Tag Sale, the Tag Seller shall make a written offer (the “Participation Offer”) to the Liberty Member (the “Co-Seller”), to include in the proposed Tag Sale a number of Units owned and designated by the Co-Seller in accordance with the terms of this Section 8.4.

(b) The Participation Offer shall describe the terms and conditions of the proposed Tag Sale, including (i) the aggregate number of Units proposed to be sold by the Tag Seller, (ii) the per Unit purchase price proposed to be paid by the Tag-Along Transferee for such Units, (iii) the type of consideration to be received for each Unit proposed to be sold, (iv) the name of the Tag-Along Transferee, (v) the proposed closing date of the Tag Sale, if known, (vi) a copy of the latest draft (or execution copy if available) of the definitive documentation for such Tag Sale and (vii) the percentage of the Tag Seller’s Units the Tag Seller proposes to Transfer in such Tag Sale (the “Participation Percentage”). The Participation Offer shall be conditioned upon (A) the consummation of the transactions contemplated in the Participation Offer with the Tag-Along Transferee named therein and (B) the Co-Seller’s execution and delivery of all agreements and other documents as the Tag Seller is required to execute and deliver in connection with such Tag Sale.

(c) The Co-Seller shall have the right, exercisable by delivery of an irrevocable written notice (an “Tag Election Notice”) to the Tag Seller at any time within 10 Business Days after delivery of the Participation Offer (the “Tag Election Deadline”), to request to include in such Tag Sale a number of the Co-Seller’s Units equal to the Participation Percentage of the Co-Seller’s Units.

(d) Promptly following the completion of the procedures described in Section 8.4(c), the Tag Seller shall notify the Tag-Along Transferee of the total number and class of Units requested to be included in the Tag Sale. If the Tag-Along Transferee is unwilling to acquire all of the Units offered to it by the Tag Seller and the Co-Seller, the Units to be included in the Tag Sale shall be allocated pro rata among the Tag Seller and the Co-Seller electing to include Units in such Tag Sale based on their respective, relative Sharing Percentages as of the date on which the applicable Participation Offer is delivered (such Units included in the Tag Sale, the “Purchased Units”).

(e) The Purchased Units of the Co-Seller and the Tag Seller sold in any Tag Sale shall entitle the Co-Seller or the Tag Seller to receive an amount equal to (i) the number of Purchased Units sold by the Co-Seller or the Tag Seller, as applicable, multiplied by (ii) the per Unit purchase price paid by the Tag-Along Transferee for such Units.

(f) In the event the Co-Seller delivers a Tag Election Notice by the Tag Election Deadline, the Co-Seller shall make substantially the same representations and warranties and related indemnities and covenants as the Tag Seller; provided, that no participating Member shall be required to assume or incur any liability (including by being jointly liable for a breach of a representation or warranty) in excess of the amount to be distributed or paid to such Member in connection with the Tag Sale or in excess of its pro rata share of such liability (based on the relative proceeds received, or to be received, by such Member in a Tag Sale, divided by the aggregate proceeds received, or to be received, by all participating Members in such Tag Sale), except with respect to fraud or indemnification for fundamental representations or warranties made by such Member with respect to such Member or its Affiliates and representations or warranties made by such Member with respect to its Units. If the Tag Seller is subject to any indemnification holdback in the consideration paid to it for Units sold pursuant to this Section 8.4, the Co-Seller who sells any of its Units pursuant to the terms of this Section 8.4 shall be subject to the same indemnification holdback (including by means of an escrow) in proportion to the Co-Seller’s relative share of the consideration.

(g) In the event the Co-Seller does not deliver a Tag Election Notice to the Tag Seller by the Tag Election Deadline, then the Co-Seller shall be deemed to have waived its rights under this Section 8.4 with respect to such Tag Sale, and the Tag Seller shall thereafter be free to Transfer its Units that were included in the Participation Offer to the Tag-Along Transferee in the Tag Sale, for the same form of consideration set forth in the Participation Offer, and at a per Unit price no greater than the per Unit price set forth in the Participation Offer, and on other terms and conditions which are not more favorable in the aggregate to the Tag Seller than those set forth in the Participation Offer. In the event that the Tag Seller shall not have consummated the Tag Sale within 90 days after delivery of the Participation Offer (subject to extension of up to 240 days after delivery of the Participation Offer if such extension is necessary to comply with any regulatory requirements (including the expiration of any applicable waiting periods); provided, that definitive documentation binding both parties to complete such Tag Sale subject to satisfaction of such regulatory requirements is executed within such 90 day period), the Tag Seller and any participating Co-Seller shall not thereafter Transfer any Units pursuant to the Tag Sale without again complying with the terms of this Section 8.4.

(h) The Co-Seller’s Tag Election Notice shall be irrevocable, and, subject to a reduction in the number of Units to be included in the Tag Sale pursuant to Section 8.4, the Co-Seller shall be bound and obligated to Transfer in the Tag Sale the Co-Seller’s portion of the Purchased Units to the Tag-Along Transferee on the same terms and conditions, with respect to each Unit Transferred, as set forth in the Participation Offer; provided, that if the material terms of the Tag Sale adversely change, including if the price per Unit shall be less than the price per Unit set forth in the Participation Offer, the form of consideration shall be different or the other terms and conditions of the Tag Sale shall be materially less favorable in the aggregate to the Co-Seller than those set forth in the Participation Offer, the Co-Seller shall be permitted to withdraw its Tag Election Notice by written notice to the Tag Seller and upon such withdrawal shall be released from the Co-Seller’s requirement to participate in such Tag Sale.

(i) Unless otherwise agreed by the participating Members, each participating Member will bear its own costs in connection with a Tag Sale and its pro rata share (based on the relative proceeds received, or to be received, by that Member in a Tag Sale, divided by the aggregate proceeds received, or to be received, by all participating Members in such Tag Sale) of the costs arising pursuant to such Tag Sale to the extent such costs are incurred for the benefit of all participating Members and are not otherwise paid by the Tag-Along Transferee. Costs incurred by or on behalf of a participating Member for its sole benefit will not be considered incurred for the benefit of all participating Members.

(j) For the avoidance of doubt, this Section 8.4, and the calculations contemplated hereby, shall apply to the Liberty Member’s aggregate ownership of Units.

(k) No Transfer, sale or disposition of Units shall be subject to Section 8.4 if such Transfer, sale or disposition of Units is solely among members of the KKR Group; provided, that, in each case, if the Transferee is an entity, at least a majority of the ultimate direct or indirect entitlement to distributions in respect of equity interests payable in the ordinary course by such Transferee after such Transfer will be held by ultimate Persons that were entitled, directly or indirectly, to at least a majority of the distributions in respect of equity interests payable in the ordinary course by the Transferor prior to such Transfer.

(l) Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.4 shall be null and void and of no force or effect whatsoever.

ARTICLE IX

ACCOUNTING; CERTAIN TAX MATTERS

Section 9.1 Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2 Tax Elections.

(a)

The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i)	to adopt the calendar year as the Company’s Fiscal Year;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)	to elect to deduct, when paid or incurred, intangible drilling and development costs for U.S. federal income tax purposes to the extent permitted by applicable law;

(v)

except where the Managing Member elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable (including, for the avoidance of doubt, making a “push out” election with respect to Taxes attributable to a Tax period ending on or before the Effective Date); and

(vi)	except as otherwise provided herein and subject to Section 7.5(a), any other election the Managing Member may deem appropriate and in the best interests of the Company.

(b)	Upon request of the Managing Member, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) and any other information that a Member may require in connection with such Member’s (or its direct or indirect owner’s) own tax affairs as soon as practicable. Upon request of the Liberty Member, the Company shall provide the Liberty Member with drafts of the Company’s income, franchise and similar tax returns that are to be filed by the Company reasonably in advance of when such returns are required to be filed (taking into account any validly obtained extension) for review and comment, and the Company shall incorporate the timely-received reasonable comments of the Liberty Member. The Members agree to cooperate with the Company and such other Members to determine the assumptions, including those necessary to estimate the Company’s taxable income from its oil and gas operations for the entire Fiscal Year based on information available as of September 30th of such Fiscal Year, that will be used to estimate each Member’s share of the Company’s taxable income for such Fiscal Year. With respect to the Liberty Member and each other Member that holds at least 10% of the outstanding Units as of the end of a Fiscal Year, the Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for such Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information and an estimated Code Section 704(c) allocation, and (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within sixty (60) days after the end of such Fiscal Year, including any appropriate state and local apportionment information and an estimated Code Section 704(c) allocation. The Company shall deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, within one hundred eighty (180) days after the end of such Fiscal Year, together with such additional information as may be necessary to enable such Member (or its owner(s)) to prepare its U.S. Federal income tax return in accordance with applicable law. Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative, and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed. Notwithstanding anything to the contrary herein, the Company shall promptly provide the Liberty Member with any information reasonably requested by the Liberty Member in connection with the Liberty Member’s own tax affairs.

Section 9.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the

Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. The Company Representative shall inform the Liberty Member of all significant matters that come to its attention in its capacity as the Company Representative by giving notice thereof promptly after becoming aware thereof and shall promptly forward to the Liberty Member copies of all significant written communications it receives in such capacity. Notwithstanding anything to the contrary in this Section 9.4, without first obtaining the approval of the Liberty Member, which approval shall not be unreasonably withheld, conditioned, or delayed, the Company Representative shall not (i) enter into any settlement agreement or compromise with a taxing authority relating to any material Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company or (ii) enter into an agreement extending the statute of limitations with respect to any tax assessment or collection against the Company.

Section 9.5 Withholding Tax Payments and Obligations.

(a)

Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement; provided, that the Company shall provide at least 10 Business Days’ written notice to a Member if the Company intends to withhold any such taxes with respect to such Member under this Section 9.5(a), and the Company and the applicable Member to which such withholding applies shall cooperate in Good Faith to minimize, to the extent permissible under applicable law, the amount of any such withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such withholding.

(b)

Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5; provided, that the Company Representative and the Managing Member shall (i) consult with the Liberty Member when determining the portion of any Company Level Taxes that relate to the Liberty Member, taking into account the effect of any modifications under Section 6225(c) of the Code that reduce the amount of Company Level Taxes and (ii) provide notice to the Liberty Member of any withholding of material taxes on amounts distributable or otherwise payable to the Company or its Subsidiaries that are attributable to the Liberty Member as soon as reasonably practicable after the Company becomes aware of such withholding and the Company and the Liberty Member shall cooperate in Good Faith to minimize, to the extent permissible under applicable law, the amount of any such withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such withholding. Any determinations made by the Managing Member pursuant to this Section 9.5 shall be binding on the Members.

(c)

Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the reduction in the amount of any distribution as a result of a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.3(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, for the avoidance of doubt, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.3(b), as applicable, at the time such offset is made. In the case of a Tax Contribution Obligation arising from the payment of Company Level Taxes, then to the extent that the Managing Member determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Contribution Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)

Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until thirty (30) days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member; provided that the Company notifies the former Member within 45 days of withholding or paying any such taxes on behalf of such Member. If the Managing Member determines in Good Faith that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Managing Member may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.

(e)

Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Managing Member determines, in Good Faith, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

ARTICLE X

DISSOLUTION AND TERMINATION

Section 10.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	the sale of all or substantially all of the assets of the Company; and

(b)	the determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 10.3 Procedure.

(a)

In the event of the dissolution of the Company for any reason, the Managing Member or such other Person as is designated by the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)

Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)

first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)

second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) below); and

(iii)	third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)

Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)

Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.5 Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XI

GENERAL

Section 11.1 Amendments; Waivers.

(a)

The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the prior written approval of (y) the Managing Member and (z) if at such time the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, more than 10% of the then-outstanding Units, the holders of at least 50% of the outstanding Units held by Members other than the PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i)

modify the limited liability of any Member, require a capital contribution from a Member or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member;

(ii)

materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;

(iii)

waive, amend or modify any specific rights granted to a Liberty Member (including indirectly through PT Isla) or any if its Affiliates in any adverse respect without the consent of the Liberty Member; or

(iv)	waive, amend or modify the terms of this Section 11.1(a) that are applicable to the Liberty Member in a manner that is adverse to the Liberty Menber without the consent of the Liberty Member.

(b)

Notwithstanding the provisions of Section 11.1(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(h), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.2 Reports. The Company shall provide to the Members the following reports:

(a)	within 150 days of the end of the Company’s Fiscal Year, audited consolidated financial statements of the Company; and

(b)

within 75 days of the end of any Fiscal Quarter (except for the fourth Fiscal Quarter in each Fiscal Year), quarterly unaudited consolidated financial statements of the Company for the previous quarter;

provided, that the Company shall not be obligated to provide the foregoing reports so long as PubCo has filed with the United States Securities and Exchange Commission, on a timely basis, its Annual Report on Form 10-K (or any successor form) and its Quarterly Report on Form 10-Q (or any successor form) for such applicable period under the Securities Act or the Exchange Act by the applicable deadline set forth in Section 11.2(a) or 11.2(b), as applicable.

Section 11.3 Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.4 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

Section 11.5 Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (iii) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.6.

Section 11.6 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Transaction Agreement and the Registration Rights Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.7 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.8 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by U.S. federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 11.9 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any U.S. federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.10 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.11 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.12 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Crescent Energy Company

Attn: General Counsel

600 Travis Street, Suite 7200

Houston, Texas 77002

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP

Attn: Doug McWilliams

1001 Fannin Street, Suite 2500

Houston, Texas 77002

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.12 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.13 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.15 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.17 No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.3(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 11.18 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members (each, but excluding for the avoidance of doubt, the Members, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Member Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Member Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Member. Each Member Affiliate is expressly intended as a third-party beneficiary of this Section 11.18.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:

CRESCENT ENERGY OPCO LLC

By: Crescent Energy Company, its managing member

By:	/s/ David C. Rockecharlie
Name: David C. Rockecharlie
Title: Chief Executive Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

CRESCENT ENERGY OPCO LLC

MEMBERS:

INDEPENDENCE ENERGY AGGREGATOR L.P.

By Independence Energy Aggregator GP LLC, its general partner

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Vice President

PT INDEPENDENCE ENERGY HOLDINGS, LLC

By:	/s/ David C. Rockecharlie
Name: David C. Rockecharlie
Title: Vice President

MANAGING MEMBER:

CRESCENT ENERGY COMPANY

By:	/s/ David C. Rockecharlie
Name: David C. Rockecharlie
Title: Chief Executive Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

CRESCENT ENERGY OPCO LLC

EXHIBIT A

Member	Number of Units
Independence Energy Aggregator L.P.	88,154,049
PT Independence Energy Holdings, LLC	39,382,414
Crescent Energy Company	43,099,100
Total	170,635,563